Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related prospectus of TMC the metals company Inc. for the registration of common shares, preferred shares, debt securities, warrants, and units and to the incorporation by reference therein of our report dated March 27, 2023 with respect to the consolidated financial statements of TMC the metals company Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants

Vancouver, Canada

November 30, 2023